EXHIBIT No.1

Trades under the symbol (TSX): PJC.SV.A

Press release

For immediate release

THE JEAN COUTU GROUP – SEPTEMBER SAME STORE SALES INCREASE 4.4% IN THE CANADIAN NETWORK AND DECREASE 1.7% IN THE UNITED STATES NETWORK

Longueuil, October 21, 2005 - The Jean Coutu Group (PJC) Inc. (the “Company” or the “Jean Coutu Group”) today announced retail sales results for the five weeks ended October 1, 2005. Retail sales growth figures quoted herein are denominated in local currency in order to exclude the impact of currency rate fluctuations. Please note that monthly sales numbers are preliminary and unaudited.

Monthly Retail Sales

For the five weeks ended October 1, 2005, the Company’s Canadian franchise network showed a 4.4% increase in retail sales compared with the same period last year. The American corporate pharmacy network posted a 2.8% decrease in retail sales when compared with the same period of the 2005 fiscal year, reflecting the recent closure of 78 non-performing Eckerd drugstores and temporary systems conversion issues which put pressure on supply chain and front-end product availability. Retail sales for the five-week period were $193.8 million for the Canadian franchise network and $874.2 million for the American corporate pharmacy network.

RETAIL SALES GROWTH

SEPTEMBER 2005	Canada	USA

Total sales growth
Total	4.4%	(2.8)%
Pharmacy	7.3%	(1.5)%
Front-end	1.1%	(6.6)%

Same store
Total	4.4%	(1.7)%
Pharmacy	7.3%	(0.4)%
Front-end	1.1%	(5.3)%

Sales mix
Pharmacy	60%	75%
Front-end	40%	25%

In terms of comparable stores, the Canadian network’s retail sales were up 4.4%, pharmacy sales gained 7.3% and front-end sales picked up 1.1% year-over-year. In the United States, retail sales decreased 1.7%, pharmacy sales decreased 0.4% and front-end sales decreased 5.3% compared with the same period last year. The effect of generic drugs replacing brand drugs on US pharmacy sales growth was 2.2% during the period.

Year-to-Date Retail Sales

For the eighteen week period ended October 1, 2005, the Company’s Canadian franchise network showed a 3.8% increase in retail sales compared with the same period last year. The American corporate pharmacy network posted a 65.9% increase in retail sales when compared with the same period of the 2005 fiscal year, reflecting the acquisition of Eckerd drugstores on July 31, 2004.

About The Jean Coutu Group

The Jean Coutu Group (PJC) Inc. is the fourth largest drugstore chain in North America and the second largest in both the eastern United States and Canada. The Company and its combined network of 2,172 corporate and franchised drugstores (under the banners of Brooks and Eckerd Pharmacy, PJC Jean Coutu, PJC Clinique and PJC Santé Beauté) employ more than 60,000 people.

The Jean Coutu Group’s United States operations employ 46,000 people and comprise 1,851 corporate owned stores located in 18 states of the Northeastern, mid-Atlantic and Southeastern United States. The Jean Coutu Group’s Canadian operations and franchised drugstores in its network employ over 14,000 people and comprise 321 PJC Jean Coutu franchised stores in Quebec, New Brunswick and Ontario.

Certain statements contained in this press release may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words “looking forward,” “looking ahead,” “believe(s),” “should,” “may,” “expect(s),” “anticipate(s),” “likely,” “opportunity,” and similar expressions, among others, identify forward-looking statements. The Company undertakes no obligation to update any forward-looking statements contained in this press release.

Source:	Michael Murray
Director, Investor Relations
The Jean Coutu Group (PJC), Inc.
(450) 646-9760

Information:	Hélène Bisson
Media and Public Relations
(514) 393-1180, ext. 343
1-877-894-8993